Exhibit 99.1

TIX CORPORATION HAS ACQUIRED THE ASSETS OF ALL ACCESS ENTERTAINMENT, A LAS VEGAS DISCOUNT TICKET BROKER

ACCRETIVE ACQUISITION ADDS FIVE LOCATIONS BEING CONVERTED TO THE “TIX4TONIGHT” BRAND

STUDIO CITY, CA, March 2, 2010 – Tix Corporation (Nasdaq: TIXC) announced that the Company has acquired the assets of All Access Entertainment, a discount ticket service with five facilities in Las Vegas.

The five facilities operated by All Access Entertainment are being converted to the Company’s wholly-owned subsidiary Tix4Tonight brand and operations.  The additional facilities bring the total number of Tix4Tonight same-day discount ticket stores in Las Vegas to thirteen.  All Access Entertainment President Metin Durmus will provide consulting services to assist the Company in the transition and to help achieve additional growth.

“The All Access ticket facilities are located at complimentary sites, where Tix4Tonight does not have stores.  As a result, we anticipate this acquisition will further our efforts to reach more customers with our inventory of unsold, highly discounted tickets to fabulous Las Vegas shows, which is a great benefit to both consumers and Las Vegas producers,” said Mitch Francis, chairman and CEO, Tix Corporation.  “We believe the acquisition will be accretive, adding additional cash flow to our discount ticketing division, which increased gross ticket sales last year by approximately 44% to nearly $80 million dollars.  We believe this growth trend will continue this year by approximately 25% to nearly $100 million dollars of gross ticket sales.”**

**Note that the Company only reports its commissions and fees as revenue, not the gross ticket sales.  The Company plans to release its 2009 earnings report by March 16, 2010 and will discuss performance of the entire Company including its two divisions not mentioned herein at that time.

About TIX Corporation

Tix Corporation (Nasdaq: TIXC - News) is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates thirteen prime locations in Las Vegas under the Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States and Canada and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Safe Harbor Statement
Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

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Contact:	For Media:	For Investors:
	Michael Goodwin	Gene Marbach
	Makovsky + Co.	Makovsky + Co.
	212-508-9639	212-508-9645
	mgoodwin@makovsky.com	gmarbach@makovsky.com

or:
Daniela Viola
Makovsky + Co.
212-508-9676
dviola@makovsky.com